Exhibit 11.1
 Our Business Principles
Compliance with our Business Principles helps us to take decisions and to act with integrity and professionalism.

LETTER FROM THE CHAIRMAN

In recent years, Telefónica has undergone substantial changes. We have witnessed growth hitherto unseen in our Company, incorporating many new customers, employees, suppliers and other social representatives into our team. This is undoubtedly a good moment to strengthen our commitment to acting in accordance with the most stringent ethical principles, and to promote “trust” as our Company’s core value.

Being part of Telefónica involves a commitment to respecting and caring for our brand in all its forms, since the trust that we are capable of inspiring will be based on our own attitudes and expressions. Our reputation is built on and affected by the decisions and actions each and every one of us takes. Compliance with our Business Principles helps us to take decisions and to act with integrity and professionalism, both in the design and implementation of our work processes, and in the manner in which we interact with our customers, shareholders, employees, suppliers and society at large. Thus, it is important that our employees are aware of both the spirit and the content of our Business Principles.

Professionals have to deal with difficult situations in their work and the Business Principles will help them to take the correct decisions. It is impossible to describe all the ethical dilemmas that we may come across; therefore, a training course has been prepared on the Business Principles, the aim of which is to help in their understanding and to strengthen their commitment to our values.
Our Business Principles are applicable at all times to all Telefónica professionals and to the Company in general. In addition, given that the activities of partners and suppliers may also affect our reputation, we expect that they will comply with the same Business Principles as us, and we encourage them to do so.

Additionally, Telefónica’s Business Principles Office can help to answer any queries that may arise, as well as examine and resolve any communication regarding non-compliance with the Business Principles.

Thank you in advance for your commitment to our Business Principles, a key aspect in attaining our vision of transforming possibilities into reality, creating value for employees, customers, shareholders, partners on a global level and society as a whole.

Yours sincerely,

CÉSAR ALIERTA

Executive Chairman, Telefónica, S.A.
/s/ César Alierta

OUR VISION
“Improving people’s lives around the world by transforming possibilities into reality - building a better future for everyone: our customers, employees, society, shareholders and partners.”

Providing our employees with the optimal workplace, showing a firm commitment to talent, and guaranteeing the best opportunities for professional development.

Placing the customer at the core of everything we do, aiming for their utmost satisfaction with our services and solutions.

Offering our shareholders the best combination of growth and profitability in the sector.

Acting as a driving force behind transformation. Forming an active part of the societies and markets in which we operate, offering our experience and perspectives as professionals in the telecommunications world. We show the global and local reality exactly as it is, coherently and with commitment, whilst being innovative, open, committed and honest in everything we do.

The power to transform

OUR VALUES
Vision
We understand the realities and diversity of the regions we work in.
And because we know where our industry is heading, we anticipate what’s around the corner.
So we can use our technology and innovation to set the benchmark. And lead the way.
Talent
We have the best people at Telefónica, technically and intellectually. That’s because we attract and keep experienced, dynamic, creative and diverse people. Together, we can transform our vision into ideas and innovations that are relevant to all our audiences, in all our markets.
Commitment
Whatever we do at Telefónica, we do it responsibly and with integrity. We drive progress in the countries, regions and communities where we operate.
We give our shareholders and partners real value. And we offer our multinational customers products and services that are totally reliable. All of this helps us build not just relationships with all our audiences, but lasting partnerships based on mutual trust, honesty and respect.
Strength
Telefónica has been growing steadily and leading the way for more than 80 years. This gives us considerable experience and knowledge of our industry, both globally and locally. Because of our size and our strength, and the breadth and added value of our offer, we can take on projects that other organisations wouldn’t dare to attempt. And form powerful alliances as a preferred partner to the leading companies of the digital era.

OUR BUSINESS PRINCIPLES
Our Business Principles are the basis of our strength and prestige.
Thanks to them, we gain the confidence of our interest groups and maximise long-term value for our shareholders and for society in general.
They inspire and define how we work.
We must all share them, in order to share one, single vision.
We work with partners and suppliers whose Business Principles are similar to our own, so we can grow together.

Our Principles define our ethical behaviour in everything we do.

GENERAL PRINCIPLES
Honesty and Trust
We prove our integrity and trustworthiness by meeting all the commitments we take on.
We protect the confidentiality of any information we’re given. Whether it’s about our people, our company, our customers, our shareholders or our suppliers.
Respect for the Law
We comply with all legislation, regulations and regulatory obligations, nationally and internationally, while also considering our own internal policies and regulations.
We provide truthful, comprehensive, appropriate and clear information in the reports that we submit to the pertinent Securities Market Supervisory Authorities, as well as in the Company’s other public communications.
We compete fairly in our markets. We believe that consumers and society in general benefit from free, open markets.
Integrity
We do not offer or accept gifts, hospitality or other types of incentives which may reward or influence a business decision.
We avoid or declare any conflict of interest which may lead to divided personal loyalties.
We act honestly. We don’t abuse our position or contacts to benefit ourselves or third parties. At an institutional level, we’re politically neutral. We don’t take a position, directly or indirectly, for or against any political parties.
We do not make donations of any type, either in cash or in kind, to political parties, organisations, factions, movements, bodies, of either a public or private nature, whose activity is clearly linked with political activity.
Human Rights
We respect the principles of the UN Universal Declaration of Human Rights, as well as the declarations of the International Labour Organization.
We promote equal opportunities and we treat all individuals fairly and impartially, without discriminating with regard to race, colour, nationality, ethnicity, religion, gender, sexual orientation, civil status, age, disability or family responsibilities.
OUR  employees CAN TRUST US.

Professional Development
We communicate our goals and strategies to our people so they’re committed to and enthusiastic about our vision.
We support our people´s personal and professional development, we encourage our people to get involved in improving their own skills and knowledge.
Our selection, recruitment, training and internal promotion policies are based on clear criteria relating to skills, competencies and merit.
We keep our people informed on how we evaluate their contribution at work. We expect them to actively take part in the evaluation process so they can keep improving their performance.
Remuneration
We reward our people fairly, in line with the labour markets where we work.
Human Rights
We do not tolerate, either directly or indirectly, any type of child labour, forced labour, threats, coercion, abuse, violence or intimidation in our work environment.
We respect our people´s right to belong to the trade union of their choice and we do not tolerate any type of retaliation or hostile action towards those people who participate in union activities.
Health and Safety
We provide our people´s and partners with a safe working environment. We will establish suitable mechanisms to avoid workplace accidents, injuries or diseases associated with our work activity through strict compliance with all relevant regulations and the preventive management of workplace hazards.

OUR  customers CAN TRUST US.
Products and Services
We offer our customers high-quality products and services, which are innovative, reliable and reasonably priced.

We verify and ensure that our products, and those that we distribute, comply with manufacturing standards on safety and quality. We will disclose and resolve any instances in which health risks are detected.
Communications and Advertising
We are honest with our customers, always providing them with truthful, clear, practical and precise information when marketing our products. We make sure those products comply with all the required and advertised specifications.
We provide all the information needed to satisfy our customers if they are ever un-happy with our products and services..

OUR shareholders CAN TRUST US.
Corporate Governance
We manage the Company in line with the highest standards and best practices in corporate governance.
Value and Transparency
We focus the Company’s management on creating value for our shareholders.
We provide all the relevant information for their investment decisions, promptly and without discrimination.
Internal Control and Risk Management
We ensure that appropriate controls are in place to assess and manage the risk to our business, our people and our reputation.
We prepare our business, financial and accounting records accurately and reliably.
We collaborate in and facilitate the work of the internal auditing and inspection units, and other internal control units, as well as that of external auditors and competent authorities.
Company Assets
We maintain and protect our physical, financial and intellectual assets, and use them in the best and most efficient ways.
We do not tolerate the use of any IT material that could damage our assets or productivity. That includes any material that could be used to commit illicit, fraudulent or illegal activity, or threaten our reputation.

OUR communities CAN TRUST US
Development of Society
We contribute to the social, technological and economic development of the countries where we operate, investing in telecommunications infrastructure, creating jobs and developing products and service that contribute to the development of society.
We collaborate in civic, community and not for profit organizations and with public initiatives aimed at eradicating social problems in those local communities in which we operate by providing our capabilities and our technology.
Environment
We are committed to sustainable development, protecting the environment and reducing any negative impact we might have on our surroundings.

OUR suppliers CAN TRUST US.
Conflicts of Interest
We establish controls to ensure that no person with a significant economic interest (through employment, investment, contract or similar) in a supplier or potential supplier is involved, either directly or indirectly, in any purchasing process or in any decision associated with that supplier.
Equality and Transparency
We encourage competition wherever possible, guaranteeing transparency and equal opportunities for all suppliers and potential suppliers.

We employ corporate purchasing systems for awarding contracts objectively based solely on merit, buying products and services at the best possible terms.
Supply Chain Responsibility
We require our suppliers to conduct their business applying principles similar to ours, as well as demanding from them compliance with the laws and regulations of each country.
We fulfill the payment commitments agreed with suppliers.

CONFIDENTIAL HELP
We have a confidential help channel on our intranet. This is where our people can ask questions, get advice and raise issues about complying with the business principles (and any related policies).
Suppliers and other interested parties can also use our website to ask questions, make suggestions or lodge complaints. They can do this anonymously, although giving their name and details will allow us to investigate the issue more thoroughly and give a better response.
Whether someone’s looking for advice or reporting an incident, we’ll treat everyone with respect and dignity in line with the following principles:
Reasoning
We take all decisions in a reasonable, proportionate and suitable manner, taking the circumstances into consideration.
Thoroughness
We conduct a detailed investigation of the veracity of the information received about potential instances of non-compliance with
Respect
In any instances of potential non-compliance with our business principles, we take into consideration the rights of the individuals concerned at all times. Before we assess the reported situation, we’ll give those individuals the chance to explain the matter as they think appropriate.
Confidentiality
We examine the data and declarations made in the strictest confidence.

For further information, consult the Business Principles website available on your Intranet, or contact us at:
http://businessprinciples.intranet.telefonica

Business Principles Office
Our business principles are the basis for making decisions rigorously and professionally.
To make sure we all comply with the principles, we have a Business Principles Office that includes Human Resources, Internal Audit, Secretary General and Legal Affairs and the Chairman’s Secretary’s Office. Each of our regions is represented.
The office is in charge of:
-	Communicating the Business Principles throughout the Group.
-	Reviewing processes and controls to make sure they are proportionate and suitable for compliance with legal requirements, the Business Principles and the established best practices.
-	Reading and responding to queries, complaints or allegations made by employees, suppliers or partners.
-	Guaranteeing that the Business Principles are suitable for and adapted to legal requirements and best business practices.
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The Office works to identify and develop the policies needed to define the Groups global positioning that uphold our
Business Principles

Projects associated with the Business Principles
The office also identifies and encourages the development of the polices so we can properly apply and comply with each of the Principles. They should help us improve the way we act in each of the activities referred to in this code.
To this end, the functions of the Office include the detection and evaluation of the risks associated with the Business Principles and, defining the areas of action that require a global position for the Group.

ABOUT THIS DOCUMENT
Our Business Principles have been drawn up based on the opinions of our stakeholders, including employees, social representatives, customers, suppliers, local communities and shareholders.
For any questions or concerns about our Business Principles, please contact us at: businessprinciplesoffice@telefonica.es